Weyco Reports Second Quarter Sales And Earnings

MILWAUKEE, Aug. 7, 2018 /PRNewswire/ -- Weyco Group, Inc. (NASDAQ: WEYS) (the "Company") today announced financial results for the quarter ended June 30, 2018.

Net sales for the second quarter of 2018 were $60.9 million, up 6% compared to second quarter 2017 net sales of $57.5 million. Earnings from operations were $1.9 million in both the second quarters of 2018 and 2017. Net earnings attributable to the Company rose 29% to $1.6 million in the second quarter of 2018, from $1.3 million in last year's second quarter. Net earnings were positively impacted by the lower U.S. federal tax rate of 21% effective January 1, 2018, compared to 35% in 2017, which resulted from the passing of the Tax Cuts and Jobs Act. Diluted earnings per share were $0.15 per share in the second quarter of 2018 and $0.12 per share in the second quarter of 2017.

Net sales in the North American wholesale segment, which include North American wholesale sales and licensing revenues, were $45.6 million for the second quarter of 2018, up 8% compared to $42.3 million in the second quarter of 2017. Within the wholesale segment, net sales of the Florsheim brand were up 30% for the quarter, driven by strong new product sales in the national shoe chain and department store trade channels. Net sales of the Nunn Bush and BOGS brands were up 4% and 6%, respectively, for the quarter. Stacy Adams sales were down 2% for the quarter. Licensing revenues were $472,000 in the second quarter of 2018, and $591,000 in last year's second quarter.

Gross earnings for the North American wholesale segment were 33.3% of net sales in the second quarter of 2018, compared to 31.3% of net sales in last year's second quarter. Earnings from operations for the wholesale segment rose 35% to $1.7 million in the second quarter of 2018, from $1.3 million in last year's second quarter, mainly due to higher sales and gross margins.

Net sales in the North American retail segment, which include sales from the Company's Florsheim retail stores and its internet business in the United States, were $4.6 million in the second quarter of 2018, down 3% compared to $4.8 million in the second quarter of 2017. Same store sales (which include U.S. internet sales) were up 2% for the quarter due to increased sales on the Company's websites. Retail earnings from operations increased to $222,000 this quarter, from $184,000 in last year's second quarter, mainly due to the benefit of closing unprofitable stores since last year.

Other net sales, which include the wholesale and retail net sales of Florsheim Australia and Florsheim Europe, were $10.6 million in the second quarter of 2018, up 2% compared to $10.4 million in the second quarter of 2017. This increase was due to higher net sales at Florsheim Europe. Florsheim Australia's net sales were down 2% for the quarter, with lower sales in both its retail and wholesale businesses. Collectively, Florsheim Australia and Florsheim Europe had operating losses of $23,000 in the second quarter of 2018, compared to operating earnings of $407,000 in the second quarter of 2017. The decline between years was mainly due to lower operating earnings in Florsheim Australia's wholesale and retail businesses.

"Our growth for the quarter came from our North American wholesale segment, led by our Florsheim brand," stated Thomas W. Florsheim, Jr., the Company's Chairman and CEO. "At the same time, our overseas businesses were challenged by the tepid retail environment in their markets. Overall, we had a solid quarter, but we continue to work on the soft spots in our business and are excited to build upon our positive momentum in the second half of the year."

On July 31, 2018, the minority interest shareholder of Florsheim Australia provided notice that it will tender its shares, representing 45% equity in Florsheim Australia, to the Company, in accordance with the Shareholders Agreement dated January 23, 2009. Accordingly, the Company will purchase the minority interest of Florsheim Australia for $3.8 million on August 30, 2018.

On August 7, 2018, the Company's Board of Directors declared a cash dividend of $0.23 per share to all shareholders of record on August 29, 2018, payable September 28, 2018.

Conference Call Details:

Weyco Group will host a conference call on August 8, 2018, at 11:00 a.m. Eastern Time to discuss the second quarter financial results in more detail. To participate in the call, you will first need to pre-register online. Pre-registration takes only a few minutes and you may pre-register at any time, including up to and after the call start time. To pre-register, please go to: https://www.yourconferencecenter.com/confcenter/PinCode/Pin_Code.aspx?100374&o=USfXFDlNcWzMlw. The pre-registration process will provide the conference call phone number and a passcode required to enter the call. A replay will be available for one year beginning about two hours after the completion of the call at the following webcast link: https://edge.media-server.com/m6/p/gg3cpgib. The conference call will also be available in the investor relations section of Weyco Group's website at www.weycogroup.com.

About Weyco Group:

Weyco Group, Inc., designs and markets quality and innovative footwear for men, women and children under a portfolio of well-recognized brand names including: Florsheim, Nunn Bush, Stacy Adams, BOGS, and Rafters. The Company's products can be found in leading footwear, department, and specialty stores worldwide. Weyco Group also operates Florsheim concept stores in the United States and Australia, as well as in a variety of international markets.

Forward-Looking Statements:

This press release contains certain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause the results of Weyco Group to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the Company's ability to: (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) procure its products from independent manufacturers; and (iii) other factors, including those detailed from time to time in Weyco Group's filings made with the SEC. Weyco Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(In thousands, except per share amounts)

Net sales	$ 60,888	$ 57,453	$ 130,414	$ 126,573
Cost of sales	37,182	35,363	80,083	79,255
Gross earnings	23,706	22,090	50,331	47,318

Selling and administrative expenses	21,759	20,200	44,817	41,969
Earnings from operations	1,947	1,890	5,514	5,349

Interest income	254	200	487	379
Interest expense	-	-	-	(7)
Other expense, net	(176)	(55)	(219)	(190)

Earnings before provision for income taxes	2,025	2,035	5,782	5,531

Provision for income taxes	502	732	1,443	2,113

Net earnings	1,523	1,303	4,339	3,418

Net (loss) earnings attributable to noncontrolling interest	(103)	46	(274)	(56)

Net earnings attributable to Weyco Group, Inc.	$ 1,626	$ 1,257	$ 4,613	$ 3,474

Weighted average shares outstanding
Basic	10,214	10,305	10,194	10,370
Diluted	10,505	10,368	10,433	10,433

Earnings per share
Basic	$ 0.16	$ 0.12	$ 0.45	$ 0.34
Diluted	$ 0.15	$ 0.12	$ 0.44	$ 0.33

Cash dividends declared (per share)	$ 0.23	$ 0.22	$ 0.45	$ 0.43

Comprehensive income	$ 650	$ 1,924	$ 3,465	$ 4,799
Comprehensive (loss) income attributable to noncontrolling interest	(383)	80	(588)	246
Comprehensive income attributable to Weyco Group, Inc.	$ 1,033	$ 1,844	$ 4,053	$ 4,553

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

	June 30,	December 31,
	2018	2017
	(Dollars in thousands)
ASSETS:
Cash and cash equivalents	$ 23,998	$ 23,453
Marketable securities, at amortized cost	8,781	5,970
Accounts receivable, net	37,879	49,451
Income tax receivable	1,901	669
Inventories	56,530	60,270
Prepaid expenses and other current assets	3,413	5,770
Total current assets	132,502	145,583

Marketable securities, at amortized cost	17,421	17,669
Deferred income tax benefits	746	750
Property, plant and equipment, net	30,030	31,643
Goodwill	11,112	11,112
Trademarks	32,978	32,978
Other assets	23,019	23,097
Total assets	$ 247,808	$ 262,832

LIABILITIES AND EQUITY:
Accounts payable	$ 5,878	$ 8,905
Dividend payable	-	2,228
Accrued liabilities	10,520	14,031
Total current liabilities	16,398	25,164

Deferred income tax liabilities	2,990	2,069
Long-term pension liability	24,592	27,766
Other long-term liabilities	1,792	2,174
Total liabilities	45,772	57,173

Common stock	10,160	10,162
Capital in excess of par value	59,928	55,884
Reinvested earnings	143,921	150,350
Accumulated other comprehensive loss	(18,419)	(17,859)
Total Weyco Group, Inc. equity	195,590	198,537
Noncontrolling interest	6,446	7,122
Total equity	202,036	205,659
Total liabilities and equity	$ 247,808	$ 262,832

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended June 30,
	2018	2017
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$ 4,339	$ 3,418
Adjustments to reconcile net earnings to net cashprovided by operating activities -
Depreciation	1,905	1,995
Amortization	171	186
Bad debt expense	160	291
Deferred income taxes	841	1,434
Net foreign currency transaction losses (gains)	105	(15)
Stock-based compensation	805	779
Pension contribution	(3,000)	(4,000)
Pension expense	426	497
Increase in cash surrender value of life insurance	(115)	(115)
Changes in operating assets and liabilities -
Accounts receivable	11,464	13,179
Inventories	3,714	9,041
Prepaid expenses and other assets	2,527	2,831
Accounts payable	(3,008)	(6,927)
Accrued liabilities and other	(5,213)	241
Accrued income taxes	(1,111)	(2,092)
Net cash provided by operating activities	14,010	20,743

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of marketable securities	(5,961)	(7,433)
Proceeds from maturities of marketable securities	3,375	3,015
Life insurance premiums paid	(155)	(155)
Purchases of property, plant and equipment	(491)	(772)
Net cash used for investing activities	(3,232)	(5,345)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(6,836)	(6,643)
Cash dividends paid to noncontrolling interest of subsidiary	(88)	(204)
Shares purchased and retired	(6,589)	(6,843)
Net proceeds from stock options exercised	4,048	438
Taxes paid related to the net share settlement of equity awards	(611)	-
Proceeds from bank borrowings	-	6,816
Repayments of bank borrowings	-	(11,084)
Net cash used for financing activities	(10,076)	(17,520)

Effect of exchange rate changes on cash and cash equivalents	(157)	266

Net increase (decrease) in cash and cash equivalents	$ 545	$ (1,856)

CASH AND CASH EQUIVALENTS at beginning of period	23,453	13,710

CASH AND CASH EQUIVALENTS at end of period	$ 23,998	$ 11,854

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$ 1,927	$ 2,805
Interest paid	$ -	$ 7

CONTACT: John Wittkowske, Senior Vice President and Chief Financial Officer, 414-908-1880